Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2017 (except Note 2, as to which the date is February 1, 2018), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-222509) and related Prospectus of Victory Capital Holdings, Inc. for the registration of 13,455,000 shares of its common stock.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 5, 2018